UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 8, 2005

(Date of report)

September 7, 2005

(Date of earliest event reported)

Sotheby’s Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	1-9750 (Commission File Number)	38-2478409 (I.R.S. Employer Identification No.)

38500 Woodward Avenue, Suite 100 Bloomfield Hills, Michigan (Address of principal executive offices)	48303 (Zip Code)

(248) 646-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 7, 2005, Sotheby's Holdings, Inc. (together with its subsidiaries, unless the context otherwise requires, the “Company”) entered into a Transaction Agreement (the "Agreement"), dated as of such date, with various affiliates of A. Alfred Taubman and his family (the "Shareholders"). Prior to completion of the transactions contemplated by the Agreement, the Shareholders were the Company’s largest shareholders, holding in the aggregate 14,034,158 shares of the Company’s Class B Common Stock, par value $0.10 per share (the “Class B Stock”), representing approximately 62.4% of the aggregate voting power of the Company’s capital stock. In addition, Robert S. Taubman, A. Alfred Taubman's son, is a director of the Company.

Pursuant to the Agreement, the Company agreed to exchange all 14,034,158 shares of Class B Stock owned by the Shareholders for $168,409,896 in cash and 7.1 million shares of the Company’s Class A Limited Voting Common Stock, par value $0.10 per share (the "Class A Stock"), (such exchange, the "Transaction"). (See “Mechanics of Effecting the Transaction; Funding” below.) Completion of the Transaction was not subject to any conditions and it was completed on September 7, 2005. Because the outstanding shares of Class B Stock constituted less than fifty percent of the aggregate voting power of the Company’s outstanding capital stock following completion of the Transaction, pursuant to the Company’s Third Amended and Restated Articles of Incorporation (the "Articles"), following completion of the Transaction each outstanding share of Class B Stock was automatically converted into one share of Class A Stock without any action on the part of the holder thereof. Following completion of the Transaction and such conversion, the Company had outstanding approximately 57.3 million shares of Class A Stock (of which the Shareholders owned 7.1 million, or approximately 12.4%) and no shares of Class B Stock.

Mechanics of Effecting the Transaction; Funding

Under the terms of the Agreement, the Transaction was effected by means of: (1) the Shareholders voluntarily converting, on a one-for-one basis pursuant to the Articles, 7.1 million shares of Class B Stock into shares of Class A Stock, and (2) the Company acquiring the remaining shares of Class B Stock owned by the Shareholders for aggregate cash consideration of approximately $168 million. The Company has funded or will fund the cash portion of the consideration plus approximately $10 to $13 million in direct transaction and financing costs with existing cash balances and $100 million in borrowings under the new credit facility (as described below). Direct transaction costs of approximately $7 to $10 million attributable to the Transaction will be accounted for as part of the cost to acquire the Class B Stock owned by the Shareholders and will be recorded as a reduction of the Company’s Shareholders’ Equity. Direct financing costs of $2.6 million attributable to the new credit facility (as described below) will be amortized on a straight-line basis over the term of the facility.

Composition of the Board of Directors and Committees

Under the terms of the Agreement, concurrently with the completion of the Transaction, Robert S. Taubman resigned from the Executive Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors. See also Item 5.02 below.

Standstill

In the Agreement, each Shareholder agreed to a customary standstill lasting until the earlier of the (1) fourth anniversary of the Transaction or (2) 30 days after the date on which (a) the Shareholders, together with their affiliates, own, in the aggregate, securities representing less than ten percent of the Company's total outstanding voting power and (b) no affiliate of any Shareholder is a member of the board of directors of the Company (however, if such 30th day would otherwise occur on or before the second anniversary of the Transaction, such 30th day would not be deemed to occur until such second anniversary). Under the standstill, each Shareholder agreed, unless requested by the Company, not to:

•	acquire or propose to acquire ownership of or the ability to vote any securities or other property of the Company or any of its subsidiaries;
•	propose to enter into any business combination involving the Company or any of its subsidiaries or to purchase any material portion of the business or assets of the Company or any of its subsidiaries;
•	make or participate in any solicitation of proxies to vote, or seek to advise any person with respect to the voting of, any voting securities of the Company;
•	grant any proxy with respect to any voting securities of the Company to any person other than an officer or director of the Company;
•	form or participate in any "group" (within the meaning of the federal securities laws) with respect to any voting securities of the Company;
•	initiate or propose any shareholder proposal, seek election to the Board of Directors of the Company of any nominee or seek to remove any member of the Board of Directors of the Company;
•

otherwise act to seek to control or influence the management, Board of Directors or business, operations or policies of the Company (other than solely by virtue of representation on the Board of Directors or through voting of securities of the Company);

•	disclose any intention, plan or arrangement inconsistent with the foregoing; or
•	advise or assist any person in connection with any of the foregoing.

Restrictions on Transfer

In the Agreement, each Shareholder agreed that, prior to the second anniversary of the Transaction, such Shareholder would not transfer any shares of Class A Stock or any economic interest therein, except to an affiliate of such Shareholder in connection with tax- or estate-planning transactions, or, to the extent permitted by law, for sales of shares of Class A Stock in any three month period, that when aggregated with sales by all other Shareholders in such period, would not exceed the greater of one percent of the outstanding shares of Class A Stock or the average weekly trading volume of the Class A Stock during the four weeks preceding such sale.

Registration Rights

In the Agreement, the Company agreed that, following the second anniversary of the Transaction and on not more than two occasions, the Shareholders would have the right to require the Company to file a registration statement under the federal securities laws registering the sale of all or a portion of the shares of Class A Stock owned by the Shareholders that are not otherwise freely tradable, provided that the market value of the securities proposed to be sold exceeds specified thresholds. The Company has the right to defer the filing of such registration statement if doing so would impede any material transaction involving the Company, adversely affect any financing contemplated by the Company or require disclosure of any material non-public information that, if disclosed at such time, would be harmful to the interests of the Company or its shareholders. The Company also agreed to allow the Shareholders to participate in any registration statement proposed to be effected by the Company following the second anniversary of the Transaction, subject to restrictions in the event that the Shareholders' participation would adversely affect the Company’s registration.

The Company agreed to pay all expenses incurred in connection with such registration, other than any underwriting discounts or commissions, and also agreed to indemnify each Shareholder from losses incurred as a result of material misstatements or omissions in such registration statement (other than those that are the responsibility of the Shareholders, losses incurred by the Company as a result of which would be subject to indemnification from the Shareholders).

Other Provisions

The Agreement also contains customary representations and warranties from the Company and each Shareholder, including as to organization, authority, execution and delivery, enforceability, absence of conflicts and required filings, finder's fees and litigation. Each Shareholder also made representations and warranties to the Company as to title to the share of Class B Stock being acquired, the absence of any agreements with respect to the shares of Class B Stock being acquired and such Shareholder's intentions with respect to the share of Class A Stock being acquired. Each of the Company and the Shareholders also agreed to take such further actions as may be necessary to carry out the intents of the Agreement.

New Senior Secured Credit Facility

On September 7, 2005, in connection with the Transaction, the Company entered into a new senior secured credit agreement with an international syndicate of lenders arranged by Banc of America Securities LLC (“BofA”) and LaSalle Bank N.A. (the “BofA Credit Agreement”). The BofA Credit Agreement provides for borrowings of up to $200 million through a revolving credit facility; however, the Company may on a one-time basis increase the amount of available borrowings to $250 million. The amount of borrowings available at any time under the BofA Credit Agreement is limited to a borrowing base, which is generally equal to 100% of eligible loans made by the Company (i.e., notes receivable and consignor advances) plus 15% of the Company’s net tangible assets (calculated as total assets less current liabilities, goodwill, unamortized debt discount and eligible loans).

The BofA Credit Agreement is available through September 7, 2010; provided that in the event that any of the $100 million in long-term debt securities (the “Notes”) issued by the Company in February 1999 are still outstanding on July 1, 2008, then either: (a) the Company shall deposit cash in an amount equal to the aggregate outstanding principal amount of the Notes on such date into an account in the sole control and dominion of BofA for the benefit of the lenders and the holders of the Notes or (b) the Company shall have demonstrated its ability to redeem and pay in full the Notes; otherwise the BofA Credit Agreement shall terminate and all amounts outstanding thereunder shall be due and payable in full on July 1, 2008.

Borrowings under the BofA Credit Agreement are available to be used to: (a) finance in part the Transaction and related fees and expenses and (b) provide ongoing working capital and for other general corporate purposes of the Company.

The Company’s obligations under the BofA Credit Agreement are or will be secured by substantially all of the assets of the Company, as well as the assets of its subsidiaries in the United States (“U.S.”) and the United Kingdom (“U.K.”).

The BofA Credit Agreement contains financial covenants requiring the Company not to exceed a maximum level of capital expenditures and dividend payments (as discussed in more detail below) and to have a quarterly interest coverage ratio of not less than 2.0 and a quarterly leverage ratio of not more than: (i) 4.0 for quarters ending September 30, 2005 to September 30, 2006, (ii) 3.5 for quarters ending December 31, 2006 to September 30, 2007 and (iii) 3.0 for quarters ending December 31, 2007 and thereafter. The maximum level of annual capital expenditures permitted under the BofA Credit Agreement is $15 million through 2007 and $20 million thereafter with any unused amounts carried forward to the following year. Dividend payments, if any, must be paid solely out of 40% of the Company’s net income arising after June 30, 2005 and computed on a cumulative basis. The BofA Credit Agreement also has certain non-financial covenants and restrictions.

At the option of the Company, any borrowings under the BofA Credit Agreement generally bear interest equal to: (i) LIBOR plus 1.75%, or (ii) 0.5% plus the higher of the Prime Rate or the Federal Funds Rate plus 0.5%.

The Company believes that operating cash flows, any cash or short-term investment balances and borrowings available under the BofA Credit Agreement will be adequate to meet its short-term and long-term commitments, operating needs and capital requirements for the next twelve months and through the expiration of the BofA Credit Agreement. (See statement on Forward Looking Statements.)

Item 1.02.	Termination of a Material Definitive Agreement

On September 7, 2005, in connection with the Transaction described under Item 1.01 above, the Company terminated its senior secured credit agreement with General Electric Capital Corporation (the “GE Capital Credit Agreement”). The GE Capital Credit Agreement provided for borrowings of up to $200 million through an international syndicate of lenders and was originally available through March 4, 2007. The amount of borrowings available at any time under the GE Credit Agreement was limited to a borrowing base determined pursuant to the terms thereunder.

The Company’s obligations under the GE Capital Credit Agreement were secured by substantially all of the assets of the Company, as well as the assets of its subsidiaries in the U.S. and the U.K.

The GE Capital Credit Agreement contained financial covenants requiring the Company not to exceed $15 million in annual capital expenditures, not to make dividend payments and to have a quarterly fixed charge coverage ratio of not less than 1.0. The GE Capital Credit Agreement also had certain non-financial covenants and restrictions.

At the option of the Company, any borrowings under the GE Capital Credit Agreement were generally subject to interest equal to: (i) 1.00% plus the higher of the Prime Rate or the Federal Funds Rate plus 0.5%, or (ii) LIBOR plus 2.5%. Pursuant to the GE Capital Credit Agreement, on a quarterly basis, the applicable interest rate charged for borrowings was adjusted up or down depending on the Company’s performance under a quarterly fixed charge coverage ratio test.

As a result of the termination of the GE Capital Credit Agreement, the Company incurred a $1 million termination fee and wrote off approximately $2.2 million in arrangement fees and other direct costs related to the GE Capital Credit Agreement, which were previously being amortized over the term of the agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Jeffrey H. Miro, who has been a director of the Company since April 1998, has indicated that he does not intend to seek re-election at the 2006 annual meeting of shareholders.

Forward Looking Statements

This Form 8-K contains certain forward looking statements, as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S HOLDINGS, INC.
By:	/s/ Michael L. Gillis
Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer
Date:	September 8, 2005